Exhibit 3.4
CERTIFICATE OF AMENDMENT
TO
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
K12 INC.
A DELAWARE CORPORATION
     K12 Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY:
     1. The name of the Corporation is K12 Inc. The Corporation was originally incorporated under the name PremierSchool.com, Inc. The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on December 28, 1999. The Original Certificate was amended effective April 25, 2000 (the “Amended Certificate”). The Amended Certificate was amended and restated effective July 27, 2001 (the “First Amended and Restated Certificate”). The First Amended and Restated Certificate was amended effective September 13, 2001, June 13, 2002, March 31, 2003, October 10, 2003 and December 16, 2003 (the “Amended First Amended and Restated Certificate”). The Amended First Amended and Restated Certificate was amended and restated effective December 19, 2003 the (“Second Amended and Restated Certificate”). The Second Amended and Restated Certificate was corrected by a Certificate of Correction filed on December 22, 2003 and was amended effective October 11, 2006 and December 15, 2006 (the “Amended Second Amended and Restated Certificate”).
     2. This amendment (the “Amendment”) to the Amended Second Amended and Restated Certificate has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by the directors of the Corporation. In addition, the Amendment has been duly adopted by written consent of the stockholders of the Corporation in lieu of a meeting in accordance with the provisions of Section 228 of the General Corporation Law.
     3. The Amended Second Amended and Restated Certificate shall be amended as follows:
     Section 1 of Article VII of the Amended Second Amended and Restated Certificate is amended and restated to read in full as follows:
     “1. The total number of shares of stock which the Corporation is authorized to issue is fifty nine million seventy one thousand two hundred and fifty (59,071,250) shares consisting of: (i) thirty three million three hundred sixty two thousand five hundred (33,362,500) shares of Common Stock (the “Common Stock”), $0.0001 par value per share, and (ii) twenty five million seven hundred eight thousand seven hundred fifty (25,708,750) shares of Preferred Stock (the “Preferred Stock”), $0.0001 par value per share, of which fourteen million nine hundred fifteen thousand (14,915,000) shares are designated as Series B

Convertible Preferred Stock (the “Series B Preferred Stock”) and ten million seven hundred ninety three thousand seven hundred fifty (10,793,750) shares are designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”).”
     4. The shares of Common Stock, par value $0.0001 per share, which are outstanding immediately before this Certificate of Amendment is filed with the Secretary of State of Delaware will be combined so that, when this Certificate of Amendment is filed with the Secretary of State of Delaware, each 5.0955 shares of Common Stock, par value $0.0001 per share, will become one share of Common Stock, par value $0.0001 per share, with any holder who would be entitled to a fraction of a share as a result of the combination receiving, in lieu of that fraction of a share, cash in an amount determined by the Board of Directors.
* * *

     IN WITNESS WHEREOF, the undersigned has executed this certificate on November 2, 2007.

By:	/s/ Howard D. Polsky

Name: Howard D. Polsky Title: Senior Vice President, General Counsel and Secretary

CERTIFICATE OF CORRECTION
FILED TO CORRECT
AN ERROR IN THE CERTIFICATE OF AMENDMENT
OF THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
K12 INC.
A DELAWARE CORPORATION
     K12 Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY:
     1. The name of the Corporation is K12 Inc.
     2. A Certificate of Amendment (the “Amendment”) to the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended prior to the date hereof, the “Amended Second Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on November 2, 2007, and such Amendment requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
     3. The inaccuracy or defect in such Amendment is that Section 1 of Article VII of the Amended Second Amended and Restated Certificate, as set forth in such Amendment, incorrectly set forth the authorized number of shares of the Corporation.
     4. Section 1 of Article VII of the Amended Second Amended and Restated Certificate is corrected to read in full as follows:
     “1. The total number of shares of stock which the Corporation is authorized to issue is one hundred sixty four million three hundred sixty two thousand five hundred (164,362,500) shares consisting of: (i) thirty three million three hundred sixty two thousand five hundred (33,362,500) shares of Common Stock (the “Common Stock”), $0.0001 par value per share, and (ii) one hundred thirty one million (131,000,000) shares of Preferred Stock (the “Preferred Stock”), $0.0001 par value per share, of which seventy six million (76,000,000) shares are designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and fifty five million (55,000,000) shares are designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”).”
     IN WITNESS WHEREOF, the undersigned has executed this certificate on November 7, 2007.

By:	/s/ John D. Baule
	Name:	John D. Baule
	Title:	Chief Operating Officer and Chief Financial Officer